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                           WESTERN BANCORP 401(K) PLAN

                 Financial Statements and Supplemental Schedule

                           December 31, 1999 and 1998

                   (With Independent Auditors' Report Thereon)









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                           WESTERN BANCORP 401(K) PLAN


                                TABLE OF CONTENTS

                                                                      PAGE

Independent Auditors' Report                                            1

Statements of Net Assets Available for Plan Benefits -
     December 31, 1999 and 1998                                         2

Statements of Changes in Net Assets Available for Plan Benefits -
     Years ended December 31, 1999 and 1998                             3

Notes to Financial Statements                                           4

SCHEDULE

Schedule of Assets Held for Investment Purposes at End of Year -        7
December 31, 1999


All other schedules are omitted because they are not required or are not applicable based on disclosure requirements of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

                          INDEPENDENT AUDITORS' REPORT



The Administrative Committee and Participants
Western Bancorp 401(k) Plan:


We have audited the statements of net assets available for Plan benefits of the Western Bancorp 401(k) Plan (the Plan) as of December 31, 1999 and 1998 and the related statements of changes in net assets available for Plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for Plan benefits of the Plan as of December 31, 1999 and 1998 and the changes in net assets available for Plan benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes at end of year as of December 31, 1999 is presented for purposes of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.


                                             /s/ KPMG LLP


Los Angeles, California
July 10, 2000



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                           WESTERN BANCORP 401(K) PLAN

              Statements of Net Assets Available for Plan Benefits

                           December 31, 1999 and 1998



                                                                                          1999                  1998
                                                                                   -------------------   -------------------

Cash                                                                                $          --                   242

Investments:
     Participant loans                                                                    516,855               509,249
     Mutual funds:
        First American Prime Obligation Fund                                            2,956,410             2,256,569
        First American Fixed Income Fund                                                  685,897               576,000
        First American Large Cap Value Fund                                             1,686,738             1,394,641
        First American Mid Cap Value Fund                                                 877,882               806,022
        Janus Mercury Fund                                                              3,824,624             1,203,788
        Janus Worldwide Fund                                                            1,721,860               762,702
     Western Bancorp/U.S. Bancorp Common Stock (note 1)                                 2,567,446             2,112,845
                                                                                   -------------------   -------------------

                 Total investments                                                     14,837,712             9,621,816

Receivables:
     Participant contribution receivable                                                   51,869                51,292
     Employer matching contribution receivable                                            690,626               439,676
                                                                                   -------------------   -------------------

                 Total receivables                                                        742,495               490,968

                 Net assets available for Plan benefits                             $  15,580,207            10,113,026
                                                                                   ===================   ===================


See accompanying notes to financial statements.


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
                              WESTERN BANCORP 401(K) PLAN

            Statements of Changes in Net Assets Available for Plan Benefits

                         Years ended December 31, 1999 and 1998






                                                                                 1999                  1998
                                                                          -------------------   -------------------

Additions:
     Investment income (loss):
        Net appreciation (depreciation) in fair value of investments      $    2,068,063            (1,251,973)
        Interest and dividends                                                   694,102               754,941
                                                                          -------------------   -------------------
                 Net investment income (loss)                                  2,762,165              (497,032)
                                                                          -------------------   -------------------
     Participant contributions                                                 2,725,656             1,618,021
     Employer matching contributions                                             690,276               439,676
                                                                          -------------------   -------------------
                 Total contributions                                           3,415,932             2,057,697
                                                                          -------------------   -------------------
     Transfers from predecessor plans (note 1)                                 1,474,202             9,327,228
     Loan transactions                                                                --               199,666
                                                                          -------------------   -------------------
                 Total additions                                               7,652,299            11,087,559
                                                                          -------------------   -------------------
Deductions:
     Benefits paid to participants                                             2,185,118               974,533
                                                                          -------------------   -------------------
                 Total deductions                                              2,185,118               974,533
                                                                          -------------------   -------------------
                 Net increase in Plan assets                                   5,467,181            10,113,026

Net assets at beginning of year                                               10,113,026                    --
                                                                          -------------------   -------------------
Net assets at end of year                                                 $   15,580,207            10,113,026
                                                                          ===================   ===================



See accompanying notes to financial statements.





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







(1)    DESCRIPTION OF THE PLAN

       Western Bank, Southern California Bank, National Bank of Southern California and Santa Monica Bank were acquired by Western Bancorp. The Western Bancorp 401(k) Plan (the Plan) was created effective December 31, 1997 to consolidate the benefit assets of these acquired banks into one benefit plan. Western Bancorp's Board of Directors approved the merger of the Western Bank 401(k) Profit Sharing Plan, Southern California Bank Employee Retirement Plan and National Bank of Southern California 401(k) Plan into the Plan effective December 31, 1997. The Santa Monica Bank 401(k) Plan and Santa Monica Bank Profit Sharing Plan merged into the Plan effective May 1, 1998.

       On October 23, 1998, Bank of Los Angeles (BKLA) was acquired by Western Bancorp. Assets from the BKLA Profit Sharing and 401(K) Plan transferred into the Plan in March 1999. On December 30, 1998, PNB Financial Group, Inc. (PNB) was acquired by Western Bancorp. Participants of PNB's 401(k) Profit Sharing Plan started contributing to the Plan on February 1, 1999. No assets from the PNB 401(k) Profit Sharing Plan had been transferred into the Plan in 1999.

       Effective November 15, 1999, Western Bancorp was acquired by U.S. Bancorp. U.S. Bancorp as successor to Western Bancorp became the Employer and Plan Sponsor of Western Bancorp 401(k) Plan. No further contributions will be made to the Plan effective after December 31, 1999. The participants' balances will be merged into the U.S. Bancorp 401(k) Savings Plan when a favorable determination from the Internal Revenue Service is received. See (I) below.

       The following description of the Plan is provided for general information purposes only. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

       (A)    GENERAL

              The Plan, as amended, was established on December 31, 1997, and is a defined contribution plan covering all employees of Western Bancorp. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

       (B)    CONTRIBUTIONS

              Participants are entitled to contribute, on a tax-deferred-salary-reduction basis, from 1% to 20% of their annual compensation (limited to $10,000 in 1999 and 1998). Discretionary matching contributions may be made at the option of the employer's Board of Directors. For the 1999 and 1998 Plan years, the employer matched 50% of the first 6% of participant contributions for those participants employed on the last day of the Plan year. In addition to the discretionary matching contributions, the employer may make discretionary profit sharing contributions. The employer made no discretionary profit sharing contributions in 1999 and 1998.

       (C)    PARTICIPANT ACCOUNTS

              Each participant's account is credited with the participant's contribution, the employer's discretionary matching and profit sharing contributions, if any, and allocation of Plan earnings. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

              Participants currently direct the investments of their accounts among the following investment options:

              - First American Prime Obligation Fund - This fund is invested in very short-term debt issued by the U.S. government, banks and corporations.

              - First American Fixed Income Fund - This fund is invested in high quality investment grade debt securities including government, corporate, mortgage-backed and asset-backed securities.

              - First American Large Cap Value Fund - This fund is invested in a broadly diversified portfolio of equities of companies with market capitalization of at least $500 million.

              - First American Mid Cap Value Fund - This fund is invested in securities believed to be undervalued and/or temporarily unpopular, which offer the potential for capital appreciation because of factors such as changes in the company or industry in which the company operates, changes in management or management goals, or possible mergers or acquisitions.


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              -     Janus Mercury Fund - This fund is invested in primarily
                    common stocks of companies of any size, which may include larger well-established issuers and smaller emerging growth companies.

              - Janus Worldwide Fund - This fund is invested in companies on a worldwide basis, regardless of country of organization or place of principal business activity.

              - Western Bancorp/U.S. Bancorp Stock Fund - This fund is invested in primarily stock of Western Bancorp. At least 80% of the fund is typically invested in stock with the remaining approximately 20% in a cash equivalent investment vehicle. Pursuant to the merger with U.S. Bancorp, all Western Bancorp common stock in the fund have been converted into U.S. Bancorp common stock per the merger agreement.

       (D)    PARTICIPANT LOANS

              Participants may receive loans from their accounts up to a maximum of the lesser of (a) 50% of the individual participant's vested account balance or (b) $50,000 reduced by the highest outstanding loan balance during the 12 months. The minimum loan amount is set at $500.

       (E)    VESTING

              Participants are 100% vested in their own employee contributions plus the actual earnings thereon. Vesting in employer discretionary matching or profit sharing contributions is determined by the length of employee service.


                            YEARS OF         VESTED
                            SERVICE        PERCENTAGE
                    --------------------  -------------
                    Less than 2 years          0%
                    2                          25
                    3                          50
                    4                          75
                    5 or more                 100
                                          -------------



              In the event of attainment of normal retirement age, upon disability or death, a participant is entitled (or the beneficiary shall be entitled in the event of death) to receive 100% of the amount contributed by the employer.

       (F)    FORFEITURES

              Upon termination of a participant's employment, the nonvested portions of employer discretionary matching and profit sharing contributions (if any) and earnings thereon are forfeited. Such forfeitures are first used to reduce Plan expenses. Any excess is used to reduce future employer discretionary or profit sharing contributions.

       (G)    PAYMENT OF BENEFITS

              On termination of service due to death, disability or retirement, the entire balance in a participant's deferral account and the vested balance in the employer discretionary matching and profit sharing contributions may be distributed to the participant, rolled over into another qualified plan or left in the Plan.

              In-service distributions are allowed upon experiencing a financial hardship, as defined by the Internal Revenue Code. Such withdrawals are subject to applicable excise and income taxes, and may only be made with the approval of the Plan Administrator.

       (H)    ADMINISTRATIVE EXPENSES

              All Plan administrative expenses are paid by the employer.

       (I)    TERMINATION

              The employer may at any time discontinue contributions under the Plan, terminate the Plan, or merge it or consolidate it with another plan. Upon such discontinuance or termination, participants would become 100% vested. Pursuant to the merger with U.S. Bancorp, all contributions for Plan year 2000 are made to the U.S. Bancorp 401(k) Savings Plan starting January 1, 2000. Upon the receipt of a favorable determination letter from the Internal Revenue Service, all the Plan assets will be merged into the U.S. Bancorp 401(k) Savings Plan.

       (J)    USE OF ESTIMATES

              Management has made certain estimates and assumptions relating to the reporting of assets and liabilities, the changes therein and the disclosure of contingent assets and liabilities to prepare these financial statements in accordance with generally accepted accounting principles. Actual results could differ from these estimates.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (A)    BASIS OF ACCOUNTING

              The financial statements of the Plan have been prepared on the accrual basis of accounting.

       (B)    LOANS

              Loans are valued at their outstanding balance amount, which approximates fair market value.

       (C)    INVESTMENTS

              In September 1999, the American Institute of Certified Public Accountants issued Statement of Position 99-3, Accounting for and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters (SOP 99-3). SOP 99-3 simplifies the disclosure for certain investments and was effective for plan years ended December 31, 1999 with earlier application encouraged. The Plan adopted SOP 99-3 during the Plan year ended December 31, 1999. Accordingly, information previously required to be disclosed about participant-directed fund investment programs is not presented in the Plan's 1999 financial statements. The Plan's 1998 financial statements have been reclassified to the current year's presentation.

              Investments held in money market accounts are stated at cost, which approximates fair value. Investments in mutual funds and common stock are stated at fair value as determined by quoted market prices.

              Investment transactions are recognized and recorded on the trade date (the date the order to buy or sell is executed). Interest income is recorded as earned and dividend income is recorded on the ex-dividend date.

              Net appreciation (depreciation) in the fair value of investments includes both realized and unrealized gains and losses in addition to dividends paid on investments in mutual funds which are reinvested in the form of additional mutual fund shares.

(3)    INCOME TAXES

       The Plan Sponsor has not submitted a request for a determination letter on the qualified status of the Plan. The Company is in the process of submitting such request. The Plan Sponsor believes that the Plan meets the applicable requirements of the Internal Revenue Code.

                                                                        SCHEDULE
                           WESTERN BANCORP 401(K) PLAN

         Schedule of Assets Held for Investment Purposes at End of Year

                                December 31, 1999



                                                                     DESCRIPTION OF INVESTMENT,
                                                                      INCLUDING MATURITY DATE,
          IDENTITY OF ISSUER, BORROWER, LESSOR,                   RATE OF INTEREST, COLLATERAL, PAR
                     OR SIMILAR PARTY                                    OR MATURITY VALUE                  CURRENT VALUE
-----------------------------------------------------------   -----------------------------------------   -------------------

First American Prime Obligations Fund*                        Mutual Fund                                 $    2,956,410

First American Fixed Income Fund*                             Mutual Fund                                        685,897

First American Large Cap Value Fund*                          Mutual Fund                                      1,686,738

First American Mid Cap Value Fund*                            Mutual Fund                                        877,882

Janus Mercury Fund*                                           Mutual Fund                                      3,824,624

Janus Worldwide Fund*                                         Mutual Fund                                      1,721,860

Western Bancorp/U.S. Bancorp Common Stock*                    Common stock                                     2,567,446

Loans to participants*                                        Interest rates ranges from 7.75%
                                                                 to 11.50%                                       516,855
                                                                                                          ===================



* Party in interest.

See accompanying independent auditors' report.


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